Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Orient Paper, Inc.:

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Orient Paper, Inc., of our report dated June 27, 2007, with respect to the financial statements of Orient Paper, Inc. (except for the reverse merger event disclosed in Notes 1 and 6 to such financial statements, for which the date is October 29, 2007) included in its annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 31, 2008, and April 15, 2008, respectively.


/s/ Farber Hass Hurley LLP
(Formerly Farber Hass Hurley & McEwen LLP)

Granada Hills, CA,
April 22, 2008.